EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in (1) the Registration Statement on Form S-3/A, File No. 333-81320, (2) the Registration Statement on Form S-8, File No. 333-60004 and (3) the Registration Statement on Form S-8, File No. 333-35450 of our report dated February 18, 2005; March 9, 2005 with respect to notes B[7], C, and N on the financial statements of PacificHealth Laboratories, Inc. as of December 31, 2004 and for the year then ended included in this Annual Report on Form 10-KSB. In addition, we consent to the reference to the firm as experts in the above Form S-3/A.

Eisner LLP

New York, NY
April 14, 2005